CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 23, 2011 relating to the financial statements and financial highlights of Batterymarch Growth and Income Portfolio, a series of Met Investors Series Trust and MetLife Stock Index Portfolio, a series of Metropolitan Series Fund, Inc. (the “Portfolios”) for the year ended December 31, 2010. These financial statements and financial highlights are incorporated by reference in the Portfolios’ Prospectus/Proxy Statement and the MetLife Stock Index Portfolio Statement of Additional Information, both of which are included in such Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Portfolios’ Prospectus/Proxy Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2011